Exhibit 3

Operating Agreement
of
Motta - Flanigan LLC
(a Florida Limited Liability Company)

This Operating. Agreement of Motta - Flanigan LLC, a Florida limited liability company (the "Company"), is made by and between the Company and Patricia Ann Motta and James D. Motta, as trustees of the Motta Joint Trust created under trust agreement dated June 1, 2018, as the sole Member of the Company (the "Member").

Recitals:

1.       The Member has or will form the Company as a limited liability company in accordance with applicable Florida law.

2.       The Member desires to set forth the terms of the business and affairs of the Company, and to determine the rights and obligations of the Member.

Operative Provisions:

The Company and the Member, intending to be legally bound by this Agreement, hereby agree that the operating agreement of the Company shall be as follows:

ARTICLE 1.
Organization.

The Member has or will organize the Company as a Florida limited liability company pursuant to the provisions of the Florida LLC Act by filing Articles or Organization with the Florida Department of State.

ARTICLE 2.
Purpose; Powers.

The purpose of the Company shall be to engage in any lawful business that may be engaged in by a limited liability company organized under the Florida LLC Act, as such business activities may be determined by the Managers from time to time. The Company shall have the authority to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article 2. The Company shall have all powers of a limited liability company under the Florida LLC Act and the power to do all things necessary or convenient to accomplish its purpose and operate its business as described in this Article 2.

ARTICLE 3.

Capital Contributions.

After the initial capital contribution, the Member shall have no obligation to make any additional capital contributions to the Company. However, the Member may make such additional capital contributions to the Company as the Member determines to be necessary, appropriate or desirable.

ARTICLE 4.
Distributions.

Distributable Cash shall be distributed to the Member within ten (10) days after receipt by the Company.

ARTICLE 5.

Rights, Power and Authority of the Member and Managers

5.1. Manager-Managed Company The Company shall be a "manager-managed company" within the meaning of the Florida LLC Act. The Company shall be managed by one or more Managers who shall be designated by the Member. A Manager shall serve until such Manager is removed or resigns in accordance with this Article, or, with respect to an individual Manager, dies or becomes unable to act.

5.2. Initial Manager. The initial Manager shall be James G. Flanigan ("James"). James shall be considered Unable to Act for purposes of this Agreement if James is no longer the Chief Executive Officer of Flanigan Enterprises, Inc. or if James is incapable of acting by reason of advanced age, illness, accident or any other cause in the written opinion of two medically certified doctors. James consents to undergoing any medical tests that the Member may request to determine whether James is Unable to Act. In the event James is Unable to Act as Manager, Patricia Ann Matta shall become the Manager.

5.3. Resignation. A Manager may resign by giving at least ten (10) days written notice to the other Managers (if any) and the Member (or such shorter time period acceptable to the Member). Unless otherwise specified in such notice, the acceptance of such resignation shall not be necessary to make it effective.

5.4. Removal. A Manager may be removed only by the Member. Provided however James may only be removed for failing to comply with the material terms of this Agreement.

5.5. Manager's Authority. Except as provided in this section, the Manager shall have full, exclusive and complete discretion, right, power, and authority to manage, control and make all decisions affecting the business and affairs of the Company and to do or cause to be done any and all acts, at the expense of the Company on the terms provided herein, deemed by the Manager to be necessary or appropriate to effectuate the business, purposes and objectives of the Company as set forth in this Agreement. The decisions and acts of the Manager shall bind the Company. If there is more than one Manager, decisions and actions of the Managers shall be made with their unanimous consent, and according to such procedures, meetings and other protocol determined exclusively by the Managers and the Member from time to time. In the event that James as Manager wishes to undertake any actions other than voting of any shares of stock in Flanigan Enterprises, Inc. ("Flanigans") or selling shares of Flanigans in a transaction where the Flanigan family is selling all of their shares in Flanigans, James must obtain the written consent of the Member to take such action.

5.6. No Authority of Member or Other Persons. Except for the actions permitted to be taken by the Member as specifically set forth in this Agreement, or as required by the Florida LLC Act, the Member and any other Person other than the Manager and the Manager’s authorized agents (including but not limited to officers of the Company authorized by the Manager, if any) shall not take part in the management, or the operation or control of, the business and affairs of the Company. Except as expressly delegated by the Manager or as required by the Florida LLC Act, no Person other than the Manager and the authorized agents of the Company shall be an agent of the Company or have any right, power or authority to transact any business in the name of the Company or to act for or on behalf of or to bind the Company.

5.7. Compensation. The Manager shall not be entitled to any compensation for services hereunder.

5.8. Replacement Managers. If a Manager is not then serving or the current Manager has sent notice of such Manager’s resignation, then the Member shall select a replacement Manager.

5.9. Reliance by Third Parties. Any Person dealing with the Company, other than a Member, may rely on the authority of the Manager in taking any action in the name of the Company without inquiry into the provisions of this Agreement.

5.10. Limited Liability of the Member. Except as otherwise required by the Florida LLC Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Member shall not be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

5.11 Indemnification of Manager. The Company shall indemnify the Manager for claims as provided in Florida Statute 605.0408(2).

ARTICLE 6.
Dissolution.

The Company shall be dissolved upon the direction of the Member after James is no longer serving as Manager. Upon its dissolution, the Company shall terminate and immediately commence to liquidate and wind up its affairs. The winding up of the Company’s affairs and the liquidation and distribution of its assets shall be conducted by the Manager, who shall be hereby authorized to do any and all acts and things authorized by the Florida LLC Act in order to effect such liquidation and distribution of the Company.

ARTICLE 7.

Other Definitions and Miscellaneous

7.1. Other Definitions. For purposes of this Agreement, the following terms shall have the following meanings unless the context clearly indicates otherwise:

(a)       "Agreement" means this Operating. Agreement, as amended, modified, supplemented or restated from time to time. References in the Florida LLC Act to "operating agreement" shall mean this Agreement.

(b)       "Distributable Cash" means all cash received by the Company during any applicable period.

(c)       "Florida LLC Act" means Chapter 605, Florida Statutes, as amended from time to time.

(d)       "Manager" means the initial Manager designated pursuant to Section 5.2, or such other person or persons who are elected as replacement Managers in accordance with Section 5.8.

(e)       "Person" means any individual, corporation, limited liability company, partnership, trust, estate, custodianship or other entity that has a legal existence.

7.2. Amendments. While James is serving as the Manager of the Company, this agreement may be amended only in a writing executed by the Members with the written consent of the Manager. If James is not serving as the Manager, this Agreement shall be amended only in a writing executed by the Member; provided, however, that no amendment shall be effective to increase the duties, powers or responsibilities of the Manager without the written consent of the Manager. If any other Person other than the Member acquires a membership interest in the Company, the Member and such new member shall amend this Agreement to take into account the existence of multiple members.

7.3. Governing Law. This Agreement and the rights of the Member shall be governed by and construed and enforced in accordance with the laws of the State of Florida.

7.4. Parties in Interest. Every covenant, term, provision and agreement contained in this Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties.

7.5. Integrated Agreement. This Agreement constitutes the entire understanding and agreement of the parties with respect to its subject matter, and there are no agreements, understandings, restrictions, representations or warranties among the parties other than those set forth in this Agreement.

7.6. Pronouns and Plurals. Whenever the context may require, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns and verbs shall include the plural and vice versa.

This Agreement has been made and executed by the Company and the Member as of this 3rd day of November, 2020.

COMPANY:

Motta – Flanigan LLC, a Florida limited liability company

By: /s/ James G. Flanigan
James G. Flanigan

MEMBER:

/s/ Patricia Ann Motta
Patricia Ann Motta, as trustee of the Motta Joint Trust created under the trust agreement dated June 1, 2018

/s/ James D. Motta
James D. Motta, as trustee of the Motta Joint Trust created under the trust agreement dated June 1, 2018

/s/ James G. Flanigan
James G. Flanigan, individually joining into sections 5.2 and 5.5